Exhibit 99.1

CYS Investments, Inc. Announces First Quarter 2015 Financial Results

For Immediate Release
NEW YORK, NY – April 22, 2015 – CYS Investments, Inc. (NYSE: CYS) (“CYS”, "we", "our", or the “Company”) today announced financial results for the quarter ended March 31, 2015 (the "First Quarter").

First Quarter 2015 Summary Results

•	March 31, 2015 book value per common share of $10.53, after declaring a $0.30 dividend per common share on March 9, 2015.

•	GAAP net income available to common shareholders of $49.4 million, or $0.31 per diluted common share.

•	Core earnings plus drop income of $46.9 million ($32.8 million core earnings and $14.1 million drop income), or $0.30 per diluted common share ($0.21 core earnings and $0.09 drop income).

•	Interest rate spread net of hedge including drop income of 1.44%.

•	Operating expenses of 1.16% of average stockholders' equity.

•	Weighted average amortized cost of Agency RMBS and U.S. Treasuries (collectively, "Debt Securities") of $104.04.

•	March 31, 2015 leverage ratio of 6.77 to 1.

•	Constant Prepayment Rate ("CPR") of 10.3%.

•	The Company's duration gap was 0.60 at March 31, 2015.

•	The Company's captive insurance subsidiary CYS Insurance Services, LLC was granted membership in the Federal Home Loan Bank ("FHLB") of Cincinnati.

•	Repurchased 4,149,571 shares of the Company's common stock at a weighted-average purchase price of $8.95 for an aggregate of approximately $37.2 million.

Market Commentary
Agency RMBS prices ended the First Quarter slightly higher than where they began. Interest rates generally ended the First Quarter slightly below where they began. This apparent stability masks the volatility these markets experienced during the quarter. For example, the yield on 10-year U.S. Treasuries began the year at 2.17%, but rallied briefly to 1.65% in the first few weeks of 2015. The rally was driven by growing sentiment that the U.S. economy was decelerating, being hampered by weakness in Europe and Asia and a developing harsh winter in North America. Indeed, back in December 2014, many prominent economists predicted U.S. Gross Domestic Product ("GDP") growth in the First Quarter above 3.5% and firming inflation. In actuality, GDP growth in the First Quarter will likely be around 1.5%, and inflation around 1.0%. While growth in payrolls appears to be relatively steady, there is scant wage growth, and commodity prices, notably oil, copper and lumber, have been quite soft. These indicators suggest continued sluggish economic growth globally and that the U.S. cannot detach from the rest of the world’s economic deceleration.
The U.S. Federal Reserve (the “Fed”) continues to guide the capital markets to anticipate an interest rate hike in 2015. In the First Quarter, the yield on 10-year U.S. Treasuries fell 25 basis points ("bps"), continuing the trend of last year. The yield on 10-year U.S. Treasuries ended the First Quarter at 1.92%, suggesting that the bond market does not see accelerating growth or inflation in the U.S. Much of the volatility in rates during the First Quarter occurred in the longer portion of the U.S. yield curve, notably the 5-30 year portion. With continued signs of a sluggish global economy, strength in U.S. employment continues to be cited as support that the Federal Reserve Open Market Committee ("FOMC") may begin to raise the Fed Funds Rate sometime in 2015. Market participants generally understand that the Fed would like to end the zero interest rate policy. However, with inflation risks low, and mixed signals in employment, the bond market anticipates that such a tightening will likely be at a slow pace, with an end point much lower than a level economists would forecast in a "normalized" interest rate environment. Cautionary signals from inflation and employment data explain why the shorter portion of the yield curve has not experienced the volatility of the longer portion. In other words, the short end of the yield curve reflects expectations for a slow Fed tightening in the near-term, while the long end of the yield curve reflects low long-term growth and inflation risks.
Foreign bond markets continue to reflect a different set of circumstances: given the economic deceleration in Europe, Asia, and emerging markets, government bond yields in developed markets such as Germany and Japan remain near zero. The European Central Bank announced in January 2015 an aggressive bond buying program to stimulate the European Zone economy. This program is expected to continue through September 2016, which is expected to keep European rates low for several quarters. If the Fed raises the Fed Funds Rate in 2015, we would expect our borrowing costs to rise, and therefore push down our net interest spread. While higher Fed Funds Rates could reduce the Company's earnings power, global economic conditions make it difficult to predict when and by how much the Fed will raise rates.
First Quarter 2015 Results
The Company’s book value per common share on March 31, 2015 was $10.53, compared to $10.50 at December 31, 2014, after declaring a $0.30 dividend per common share on March 9, 2015. The increase in book value was due principally to an increase in prices of Agency RMBS during the First Quarter, partially offset by a decline in the value of the Company's hedges.
The Company had net income available to common shareholders of $49.4 million in the First Quarter, or $0.31 per diluted common share, compared to net income of $106.4 million, or $0.66 per diluted common share, in the fourth quarter of 2014 (the "Fourth Quarter"). The components of net income are explained below.
In the First Quarter, total interest income was $80.9 million, a decrease of approximately $2.7 million from $83.4 million in the Fourth Quarter, due primarily to lower average yield on our Debt Securities. The Company's net interest income was $43.7 million in the First Quarter, down approximately $4.1 million from $47.8 million in the Fourth Quarter, as we experienced higher interest expense and higher amortization expense in the First Quarter. Yield on our Debt Securities declined to 2.56% in the First Quarter from 2.66% in the Fourth Quarter, as the new bonds in our Debt Securities portfolio are generally lower yielding than our existing bonds. In addition, we experienced higher prepayments in the First Quarter, which increased amortization expense and thus lowered our average yield on Debt Securities. Interest expense from borrowings under repurchase agreements ("repo borrowings") and advances from the FHLB ("FHLB advances") increased approximately $0.5 million primarily due to higher average repo borrowings and FHLB advances balances of $10,954.4 million during the First Quarter compared to $10,854.2 million during the Fourth Quarter. Average cost of funds during the First Quarter was 0.35% compared to 0.34% during the Fourth Quarter. Swap and cap interest expense was $27.5 million, an increase of $0.8 million compared to $26.7 million in the Fourth Quarter. Our quarterly CPR increased to 10.3% in the First Quarter from 8.7% in the Fourth Quarter, driven mostly by lower mortgage interest rates and residential mortgage refinancings, which caused amortization expense to increase in the First Quarter.
The Company’s interest rate spread, net of hedge including drop income, was 1.44% for the First Quarter, compared to 1.55% for the Fourth Quarter. The decrease in interest rate spread, net of hedge including drop income, was primarily due to a decrease in average yield on our Debt Securities including drop income, to 2.57% in the First Quarter from 2.68% in the Fourth Quarter.
The Company had core earnings plus drop income (defined below) of $46.9 million, or $0.30 per diluted common share, comprised of core earnings of $32.8 million, or $0.21 per diluted common share, and drop income of $14.1 million, or $0.09 per diluted common share. This compares to core earnings plus drop income of $50.1 million, or $0.31 per diluted common share, consisting of core earnings of $37.6 million, or $0.23 per diluted common share, and drop income of $12.5 million, or $0.08 per diluted common share, in the Fourth Quarter. Core earnings declined primarily as the result of lower yields on our assets and slightly higher interest expense. The rise in drop income reflects a higher average balance of the to-be-announced (“TBA”) securities portfolio in the First Quarter of $2.0 billion, an increase of $0.3 billion compared to the Fourth Quarter average balance of $1.7 billion, and relative to the total investment portfolio was 14.0% and 10.2% in the First Quarter and Fourth Quarter, respectively, as the TBA market became relatively more attractive in the First Quarter. The increase in average TBA balance explains the increase in drop income to $14.1 million in the First Quarter from $12.5 million in the Fourth Quarter.
The Company's investments and hedges moved as expected with the declining interest rate environment in the First Quarter. The Company had a net realized and unrealized gain from investments of $93.9 million in the First Quarter, a decrease of $47.5 million compared to a net realized and unrealized gain from investments of $141.4 million in the Fourth Quarter. Included in the First Quarter and Fourth Quarter gains were $10.3 million and $18.4 million in realized dollar roll gains, respectively. The net gain on investments in the First Quarter was driven by an increase in prices for our Agency RMBS. For example, the price of a 30-year 4.0% Agency RMBS and a 15-year 3.0% Agency RMBS increased $0.18 and $0.85, respectively, in the First Quarter, and $1.32 and $0.90, respectively, in the Fourth Quarter. Our net realized and unrealized loss on swap and cap contracts was $(77.4) million for the First Quarter, compared to a loss of $(72.7) million for the Fourth Quarter, caused by the continuing decline in interest rates in the First Quarter.
The Company’s operating expenses rose slightly to $5.8 million, or 1.16% of average stockholders' equity, in the First Quarter, compared to $5.0 million, or 1.02% of average stockholders' equity, in the Fourth Quarter, reflecting year-end accrual adjustments that reduced operating expenses in the Fourth Quarter.

Set forth below are summary financial data for the First Quarter and the Fourth Quarter:
Summary Financial Data

(in thousands)	Three Months Ended
Key Balance Sheet Metrics	March 31, 2015	December 31, 2014
Average settled Debt Securities (1)	$12,653,266	$12,550,072
Average total Debt Securities (2)	$14,810,062	$14,328,079
Average repurchase agreements and FHLB advances (3)	$10,954,377	$10,854,239
Average Debt Securities liabilities (4)	$13,111,173	$12,632,246
Average stockholders' equity (5)	$1,981,424	$1,960,831
Average common shares outstanding (6)	160,523	161,930
Leverage ratio (at period end) (7)	6.77:1	6.44:1
Book Value per common share	$10.53	$10.50

Key Performance Metrics*
Average yield on settled Debt Securities (8)	2.56%	2.66%
Average yield on total Debt Securities including drop income (9)	2.57%	2.68%
Average cost of funds(10)	0.35%	0.34%
Average cost of funds and hedge (11)	1.36%	1.32%
Adjusted average cost of funds and hedge (12)	1.13%	1.13%
Interest rate spread net of hedge (13)	1.20%	1.34%
Interest rate spread net of hedge including drop income (14)	1.44%	1.55%
Operating expense ratio (15)	1.16%	1.02%
Total stockholder return on common equity (16)	3.14%	6.51%
__________

(1)	The average settled Debt Securities is calculated by averaging the month end cost basis of settled Debt Securities during the period.

(2)	The average total Debt Securities is calculated by averaging the month end cost basis of total Debt Securities during the period.

(3)	The average repurchase agreements and FHLB advances are calculated by averaging the month end repurchase agreements and FHLB advances balances during the period.

(4)	The average Debt Securities liabilities are calculated by adding the average month end repurchase agreements and FHLB advances balances plus average unsettled Debt Securities during the period.

(5)	The average stockholders' equity is calculated by averaging the month end stockholders' equity during the period.

(6)	The average common shares outstanding are calculated by averaging the daily common shares outstanding during the period.

(7)
The leverage ratio is calculated by dividing (i) the Company's repurchase agreements and FHLB advances balances plus payable for securities purchased minus receivable for securities sold by (ii) stockholders' equity.

(8)	The average yield on Debt Securities for the period is calculated by dividing total interest income by average settled Debt Securities.

(9)	The average yield on total Debt Securities including drop income for the period is calculated by dividing total interest income plus drop income by average total Debt Securities

(10)	The average cost of funds for the period is calculated by dividing repurchase agreement and FHLB advances interest expense by average repurchase agreements and FHLB advances for the period.

(11)	The average cost of funds and hedge for the period is calculated by dividing interest expense by average repurchase agreements.

(12)	The adjusted average cost of funds and hedge for the period is calculated by dividing total interest expense by average total Debt Securities liabilities.

(13)	The interest rate spread net of hedge for the period is calculated by subtracting average cost of funds and hedge from average yield on settled Debt Securities.

(14)
The interest rate spread net of hedge including drop income for the period is calculated by subtracting adjusted average cost of funds and hedge from average yield on total Debt Securities including drop income.

(15)	The operating expense ratio for the period is calculated by dividing operating expenses by average stockholders' equity.

(16)	Calculated by change in book value plus dividend distributions on common stock.

*	All percentages are annualized except total stockholder return on common equity.

Portfolio
The Company's Debt Securities portfolio, at fair value, increased to $15.1 billion at March 31, 2015, from $14.6 billion at December 31, 2014. During the First Quarter, we added approximately $0.8 billion and $0.3 billion to the Agency RMBS portfolio backed by 30-year and 15-year mortgages, respectively, and reduced our Hybrid Adjustable Rate Mortgage ("ARM") position by approximately $0.9 billion. During the First Quarter, the Company also bought approximately $0.3 billion of U.S. Treasuries. The following tables detail the Company's Debt Securities portfolio at March 31, 2015 and December 31, 2014:

	March 31, 2015		December 31, 2014
	Fair Value (in billions)	% of Total	Fair Value (in billions)	% of Total
15-Year Fixed Rate	$7.6	51%	$7.3	50%
20-Year Fixed Rate	0.1	1%	0.1	1%
30-Year Fixed Rate	6.1	40%	5.3	36%
Hybrid ARMs	0.8	5%	1.7	12%
U.S. Treasuries	0.5	3%	0.2	1%
Total	$15.1	100%	$14.6	100%
The Company’s March 31, 2015 Debt Securities are summarized below:

	Face Value	Fair Value	Weighted Average
Asset Type	(in thousands)		Cost/Face	Fair Value/Face	Yield(1)	Coupon	CPR(2)
15-Year Fixed Rate	$7,257,479	$7,639,647	$103.32	$105.27	1.70%	3.13%	8.7%
20-Year Fixed Rate	63,673	69,978	102.92	109.90	1.85%	4.50%	18.8%
30-Year Fixed Rate	5,659,369	6,055,770	105.56	107.00	2.03%	3.96%	11.9%
Hybrid ARMs (3)	757,035	790,548	102.81	104.43	1.61%	2.88%	12.3%
U.S. Treasury Securities	500,000	501,335	99.51	100.27	1.09%	1.18%	n/a
Total	$14,237,556	$15,057,278	$104.04	$105.76	1.80%	3.38%	10.3%
__________

(1) This is a forward yield and is calculated based on the cost basis of the security at March 31, 2015.
(2) CPR is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the constant prepayment rate is an annualized version of the prior three-month prepayment rate for those bonds held at March 31, 2015. Securities with no prepayment history are excluded from this calculation.
(3) The weighted-average months to reset of our Hybrid ARM portfolio was 62.7 at March 31, 2015. Months to reset is the number of months remaining before the fixed rate on a Hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the Hybrid ARM and will reset annually.

Our duration gap narrowed slightly to 0.60 at March 31, 2015, compared to 0.66 at December 31, 2014.
Leverage & Liquidity
Our leverage increased slightly at the end of the First Quarter to 6.77 to 1 from 6.44 to 1 at the end of the Fourth Quarter, resulting from slightly higher financing balances to support the increased Debt Securities portfolio, and a decline in stockholders' equity as a result of our repurchasing 4,149,571 shares of our common stock at a weighted-average price of $8.95 per share for an aggregate amount of $37.2 million.
At March 31, 2015, the Company’s liquidity position, consisting of unpledged Agency RMBS, U.S. Treasuries and cash, was approximately $1.4 billion, or 70.9% of stockholders' equity, compared to $1.3 billion, or 66.8% of stockholders' equity, at December 31, 2014, due mainly to increases in the prices of our assets.
Financing
During the First Quarter, the Company financed its investment portfolio with average repo borrowings and FHLB advances of $11.0 billion, with an average cost of funds of 0.35%. This compared to average repo borrowings of $10.9 billion, with an average cost of funds of 0.34% during the Fourth Quarter.

During the First Quarter, the Company did not experience any reductions in the availability of repo borrowings, and has taken steps intended to minimize its counterparty risk by diversifying its repo borrowings across its global counterparties, and by increasing the number of counterparties from whom we may seek borrowings. The Company and its subsidiary, CYS Insurance, added three counterparties during the First Quarter, including the FHLB of Cincinnati. At March 31, 2015, the Company did not have any repo borrowing or FHLB advances with a counterparty that amounted to greater than 5% of our total outstanding borrowings. Since December 31, 2014, we have increased the number of counterparties to 48 at March 31, 2015. Below is a summary, by region, of our outstanding borrowings at March 31, 2015 (dollars in thousands):

Counterparty Region	Number of Counterparties	Total Outstanding Borrowings	% of Total
North America	20	$5,926,413	55.3%
Europe	9	3,191,944	29.8%
Asia	5	1,596,544	14.9%
Total	34	$10,714,901	100.0%
In addition, the Company had payables for securities purchased net of receivable for securities sold of $2.4 billion at March 31, 2015, compared to $1.4 billion of payables for securities purchased net of receivable for securities sold at December 31, 2014.

Hedging
The Company utilizes interest rate swap and cap contracts (a "swap" or "cap", respectively) to manage interest rate risk associated with the financing of its Debt Securities portfolio. As of March 31, 2015, the Company had entered into swaps with an aggregate notional amount of approximately $7.8 billion, a weighted-average fixed rate of 1.44%, and a weighted-average expiration of 4.0 years. The receive rate on the Company's swaps is the three-month London Interbank Offered Rate ("LIBOR"). At March 31, 2015, the Company had entered into caps with a notional amount of $2.5 billion, a weighted-average cap rate of 1.28%, and a weighted-average expiration of 4.8 years.
We continue to reposition our hedges. In the First Quarter, the Company added a 7-year $500 million notional swap cancelable in January 2016, and canceled a 7-year $400 million notional swap cancelable in June 2015. The Company seeks to reduce its exposure to interest rate risk by expanding and/or lengthening its hedges, and reducing its pay rate, if possible, when doing so. This has helped to reduce our duration gap to 0.60 at March 31, 2015, compared to 0.66 at December 31, 2014. The cancelable feature in our newer swaps, while adding flexibility, has added slightly to swap interest expense. At March 31, 2015, $1.9 billion of our $7.75 billion in interest rate swaps are cancelable between July 2015 and January 2016.
The Company's outstanding swaps and caps at March 31, 2015 are described below (dollars in thousands):

Interest Rate Swaps	Weighted Average	Notional	Fair
Expiration Year	Fixed Pay Rate	Amount	Value
2017	0.87%	$2,750,000	$5,443
2018	1.16%	2,000,000	(2,841)
2019	1.75%	800,000	(12,073)
2021	2.33%	1,700,000	(17,253)
2022	2.15%	500,000	(446)
Total	1.44%	$7,750,000	$(27,170)

Interest Rate Caps	Weighted Average	Notional	Fair
Expiration Year	Cap Rate	Amount	Value
2019	1.34%	$800,000	$19,353
2020	1.25%	1,700,000	60,919
Total	1.28%	$2,500,000	$80,272

Drop Income
"Drop income" is a component of our net realized and unrealized gain (loss) on investments in our interim consolidated statements of operations, and is therefore excluded from core earnings. Drop income is the difference between the spot price and the forward settlement price for the same Agency RMBS on trade date. This difference is also the economic equivalent of the assumed net interest spread (yield less financing costs) of the Agency RMBS from trade date to settlement date. The Company derives drop income through utilization of forward settling transactions of Agency RMBS.
The Company's drop income and average TBA market values outstanding during the First Quarter and Fourth Quarter are shown in the chart below (dollars in thousands):

	March 31, 2015	December 31, 2014	Change
Drop income	$14,125	$12,474	$1,651
TBAs average market value	2,022,951	1,668,106	354,845
Prepayments
The portfolio recorded $462.4 million in principal repayments and prepayments, which equated to a CPR of approximately 10.3% and net amortization expense of $21.5 million in the First Quarter. This compared to $384.7 million in principal repayments and prepayments, which equated to a CPR of approximately 8.7% and net amortization expense of $16.4 million in the Fourth Quarter. The Company believes that the increase in CPR in the First Quarter was principally due to low mortgage refinance rates and bond seasoning factors.

Dividend
The Company declared a common dividend of $0.30 per share for the First Quarter, compared to a $0.30 common dividend in the Fourth Quarter. Using the closing share price of $8.91 on March 31, 2015, the First Quarter dividend equates to an annualized dividend yield of 13.5%.

Share Repurchase Program
On November 15, 2012, the Company announced that its Board of Directors had authorized the repurchase of shares of the Company’s common stock having an aggregate value of up to $250 million. Since this program was authorized, the Company repurchased approximately $115.7 million in aggregate value of its shares of common stock on the open market. On July 21, 2014, the Company announced that its Board of Directors had authorized the repurchase of shares of the Company's common stock having an aggregate value of up to $250 million, which includes the approximately $134.3 million still available for repurchase under the November 2012 authorization. In the First Quarter, we repurchased 4,149,571 shares of the Company's common stock at a weighted-average purchase price of $8.95, for an aggregate of approximately $37.2 million. The Company still had approximately $211.2 million available under the share repurchase program to repurchase shares of its common stock as of March 31, 2015.
Conference Call
The Company will host a conference call at 9:00 AM Eastern Time on Thursday, April 23, 2015, to discuss its financial results for First Quarter. To participate in the call by telephone, please dial (800) 708-4539 at least 10 minutes prior to the start time and reference the conference passcode 39454958#. International callers should dial (847) 619-6396 and reference the same passcode. The conference call will be webcast live over the Internet and can be accessed at the Company’s web site at http://www.cysinv.com.  To listen to the live webcast, please visit http://www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software.
A dial-in replay of the call will be available on Thursday, April 23, 2015, at approximately 12:00 PM Eastern Time through Thursday, May 7, 2015 at approximately 11:00 AM Eastern Time. To access this replay, please dial (888) 843-7419 and enter the conference ID number 39454958#. International callers should dial (630) 652-3042 and enter the same conference ID number.  A replay of the conference call will also be archived on the Company’s website at http://www.cysinv.com.
Additional Information
The Company will make available additional quarterly information for the benefit of its stockholders through a supplemental presentation that will be available at the Company's website, www.cysinv.com, contemporaneously with the filing of the Company's quarterly report on Form 10-Q. The presentation will be available on the Webcasts/Presentations tab of the Investor Relations section of the Company's website.
About CYS Investments, Inc.
CYS Investments, Inc. is a specialty finance company that primarily invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie

Mae. The Company refers to these securities as Agency RMBS. CYS Investments, Inc. has elected to be treated as a real estate investment trust for federal income tax purposes.
Forward-Looking Statements Disclaimer
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those relating to interest rate volatility, the prices and supply of Agency RMBS, earnings, yields, investment environment, interest rates, hedges, forward settling transactions, liquidity, prepayments, and the effect of actions of the U.S. government, including the Fed, FOMC and the FHLB, on our results. Forward-looking statements typically are identified by use of the terms such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available to the Company. The Company cannot assure you that actual results will not vary from the expectations contained in the forward-looking statements. All of the forward-looking statements are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation, market conditions and those described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which has been filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYS INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except per share numbers)	March 31, 2015	December 31, 2014*
Assets:
Investments in securities, at fair value (including pledged assets of $11,309,980 and $11,908,922, respectively)	$15,065,303	$14,609,532
Derivative assets, at fair value	91,604	148,284
Cash	7,170	4,323
Receivable for securities sold and principal repayments	345,006	83,643
Interest receivable	37,314	37,894
Receivable for cash pledged as collateral	37,216	11,104
Other assets	11,408	1,083
Total assets	15,595,021	14,895,863
Liabilities and stockholders' equity:
Liabilities:
Repurchase agreements	10,204,901	11,289,559
FHLB advances	510,000	—
Derivative liabilities, at fair value	38,502	16,007
Payable for securities purchased	2,767,042	1,505,481
Payable for cash received as collateral	48,229	72,771
Distribution payable	51,844	4,410
Accrued interest payable (including accrued interest on repurchase agreements and FHLB advances of $3,574 and $5,334, respectively)	31,422	27,208
Accrued expenses and other liabilities	2,445	5,259
Total liabilities	13,654,385	12,920,695
Stockholders' equity:
Preferred Stock, $25.00 par value, 50,000 shares authorized:
7.75% Series A Cumulative Redeemable Preferred Stock, (3,000 shares issued and outstanding, respectively, $75,000 in aggregate liquidation preference)	$72,369	$72,369
7.50% Series B Cumulative Redeemable Preferred Stock, (8,000 shares issued and outstanding, respectively, $200,000 in aggregate liquidation preference)	193,531	193,531
Common Stock, $0.01 par value, 500,000 shares authorized (158,114 and 161,850 shares issued and outstanding, respectively)	1,581	1,618
Additional paid in capital	2,012,697	2,049,152
Accumulated deficit	(339,542)	(341,502)
Total stockholders' equity	$1,940,636	$1,975,168
Total liabilities and stockholders' equity	$15,595,021	$14,895,863
Book value per common share	$10.53	$10.50
__________________
*    Derived from audited financial statements.

CYS INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(In thousands, except per share numbers)	March 31, 2015	December 31, 2014
Interest income:
Interest income from Agency RMBS	$80,060	$82,338
Other interest income	790	1,261
Total interest income	80,850	83,599
Interest expense:
Repurchase agreement and FHLB advances interest expense	9,642	9,156
Swap and cap interest expense	27,468	26,650
Total interest expense	37,110	35,806
Net interest income	43,740	47,793
Other income (loss):
Net realized gain (loss) on investments	18,253	42,305
Net unrealized gain (loss) on investments	75,689	99,135
Net realized gain (loss) on termination of swap and cap contracts	(2,568)	(9,133)
Net unrealized gain (loss) on swap and cap contracts	(74,800)	(63,570)
Other income	40	50
Total other income (loss)	16,614	68,787
Expenses:
Compensation and benefits	3,554	2,997
General, administrative and other	2,203	2,027
Total expenses	5,757	5,024
Net income (loss)	$54,597	$111,556
Dividends on preferred stock	(5,203)	(5,203)
Net income (loss) available to common shares	$49,394	$106,353
Net income (loss) per common share basic & diluted	$0.31	$0.66

Core Earnings
"Core earnings" represents a non-GAAP financial measure and is defined as net income (loss) available to common shares excluding net realized gain (loss) on investments, net unrealized gain (loss) on investments, net realized gain (loss) on termination of swap and cap contracts and net unrealized gain (loss) on swap and cap contracts. Management uses core earnings to evaluate the effective yield of the portfolio after operating expenses. In addition, management utilizes core earnings as a key metric in conjunction with other portfolio and market factors to determine the appropriate leverage and hedging ratios, as well as the overall structure of the portfolio. The Company believes that providing users of the Company's financial information with such measures, in addition to the related GAAP measures, gives investors greater transparency and insight into the information used by the Company's management in its financial and operational decision-making.
The primary limitation associated with core earnings as a measure of the Company's financial performance over any period is that it excludes the effects of net realized and unrealized gain (loss) on investments and swap and cap contracts. In addition, the Company's presentation of core earnings may not be comparable to similarly-titled measures of other companies, which may use different calculations. As a result, core earnings should not be considered as a substitute for the Company's GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP.

	Three Months Ended
(In thousands)	March 31, 2015	December 31, 2014
NET INCOME (LOSS) AVAILABLE TO COMMON SHARES	$49,394	$106,353
Net realized (gain) loss on investments	(18,253)	(42,305)
Net unrealized (gain) loss on investments	(75,689)	(99,135)
Net realized (gain) loss on termination of swap and cap contracts	2,568	9,133
Net unrealized (gain) loss on swap and cap contracts	74,800	63,570
Core earnings	$32,820	$37,616